Exhibit 99.1

[CLOSURE LOGO APPEARS HERE]

NEWS RELEASE for October 16, 2003 at 7:35 AM EDT

Contact:	Allen & Caron Inc Joe Allen (investors) 212-691-8087 joe@allencaron.com	Len Hall (media) 949-474-4300 len@allencaron.com	CLOSURE Medical Corp Benny Ward, CFO 919-876-7800

CLOSURE MEDICAL REPORTS THIRD QUARTER 2003 RESULTS

Continued Revenue and Earnings Growth;

$3.6 Million Positive Cash Flow from Operations; 2003 Guidance Increased

RALEIGH, NC (October 16, 2003) … CLOSURE Medical Corporation (Nasdaq:CLSR), a global leader in biomaterial-based medical devices, today announced results for its third quarter ended September 30, 2003.

Total revenues for the quarter increased 50 percent to $8.9 million from $5.9 million during the same period of 2002. Year-to-date revenues for the nine months ended September 30, 2003 were also up 50 percent over the prior year to $25.5 million. DERMABOND products continued to be the main revenue contributor, with growing market penetration by the new high-viscosity products. The increase in revenues was also driven by year-over-year growth of Band-Aid® Brand Liquid Bandage.

Net income for the third quarter of 2003 was $2.0 million, or $0.13 per share, compared to prior-year adjusted net income of $434,000, or $0.03 per share. For the nine months ended September 30, 2003, net income was $5.5 million, representing an increase of 252 percent over adjusted net income of $1.6 million in the prior period. The adjusted net income for the 2002 periods assumes the Company had been required to report fully-taxed earnings using a 36 percent tax rate. The reported net income for the three- and nine-month periods ended September 30, 2002 was $580,000 and $2.4 million, respectively.

President & CEO, Daniel A. Pelak, commented, “Obviously we are pleased with the momentum in our business and the growth realized for the quarter as well as year-to-date. CLOSURE’s unprecedented performance derives not only from our own internal initiatives, but also from those of our partners at Johnson & Johnson. By the beginning of next year, we plan to introduce new line extensions to complement current products which we believe will drive future growth.”

CLOSURE MEDICAL REPORTS THIRD QUARTER 2003 RESULTS

Gross margins for the third quarter and first nine months of 2003 were 76 percent for both periods, compared to 75 and 72 percent during the 2002 periods, respectively. The improved gross margins for the 2003 periods were primarily due to the efficiencies of volume manufacturing. Operating income was $3.0 million, or 34 percent of revenue, for the three months ended September 30, 2003. Operating income for the year-ago period, including a $800,000 charge, was $596,000, or 10 percent of revenue.

Benny Ward, CFO, commented, “The increased operating margins demonstrate the leverage of our business and have, when coupled with a modest investment in capital expenditures, provided for the $8.3 million year-to-date increase in cash and investments. We currently believe that cash and investments could reach $27.0 million by year-end.”

The Company is increasing its guidance for its full-year 2003 revenues and earnings to $34.0—$35.0 million and $0.49—$0.51 per share, respectively. As mentioned above, revenue growth is expected to occur not only from core products but also from the introduction of additional line extensions. Expenditures during the fourth quarter will be focused on a 10-patient human pilot study surrounding our vascular sealant product. The study has been approved by the FDA and is expected to begin during the fourth quarter to be followed by a definitive study in the first half of 2004. In addition, the Company plans to continue investing in the development of new line extensions and new products. In mid-November, the Company plans to provide full-year 2004 guidance, upon the completion of the annual budgeting process.

About CLOSURE Medical

CLOSURE Medical Corporation is a global leader in the development and manufacture of innovative biomaterial-based medical devices that fulfill the needs of healthcare practitioners, patients and consumers.

For additional information on CLOSURE Medical visit its website at www.closuremed.com or visit the “Clients” section of the Allen & Caron website at www.allencaron.com.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties or other factors not under the Company’s control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to the early stage of commercialization of the Company’s products; the progress of its research and development programs for future products; the need for regulatory approval and effects of governmental regulation; technological uncertainties; the satisfactory conclusion of negotiations with, and dependence on marketing partners, and dependence on patents and trade secrets, as well as those detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. Although the Company believes that the expectations in the forward-looking statements are reasonable, the Company cannot guarantee such results. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

TABLES FOLLOW

CLOSURE MEDICAL REPORTS THIRD QUARTER 2003 RESULTS

CLOSURE Medical Corporation

Reconciliation of Non – GAAP Financial Measures

(In thousands)

	THREE MONTHS ENDED SEPTEMBER 30, 2002	NINE MONTHS ENDED SEPTEMBER 30, 2002
Net income, as reported	$580	$2,385
Reversal of tax expense recorded	98	77

Income before income taxes, as reported	678	2,462
Tax expense assuming a 36% tax rate	244	886

Adjusted net income	$434	$1,576

CLOSURE Medical Corporation

Statement of Operations

(In thousands, except per share data)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2003	2002	2003	2002
Product sales	$8,597	$5,643	$24,713	$16,196
License and product development revenue	264	258	790	762

Total revenues	8,861	5,901	25,503	16,958
Cost of products sold	2,140	1,472	6,082	4,749

Gross profit	6,721	4,429	19,421	12,209

Research, development and regulatory affair expenses	2,042	1,574	6,030	4,917
General and administrative expenses	1,657	2,259	4,876	5,056

Total operating expenses	3,699	3,833	10,906	9,973

Income from operations	3,022	596	8,515	2,236
Interest income, net	69	82	216	226

Income before income taxes	3,091	678	8,731	2,462
Provision for income taxes	1,140	98	3,190	77

Net income	$1,951	$580	$5,541	$2,385

Shares used in computation of net income per common share:
Basic	13,768	13,542	13,680	13,531

Diluted	14,746	13,719	14,071	13,834

Net income per common share:
Basic	$0.14	$0.04	$0.41	$0.18

Diluted	$0.13	$0.04	$0.39	$0.17

CLOSURE MEDICAL REPORTS THIRD QUARTER 2003 RESULTS

CLOSURE Medical Corporation

Balance Sheet Data

(In thousands)

	September 30, 2003	December 31, 2002
Cash, cash equivalents and investments	$25,329	$17,042
Working capital	$26,219	$16,815
Total assets	$44,666	$36,747
Total debt obligations	—	$336
Total stockholders’ equity	$38,649	$29,190
Total shares outstanding	13,831	13,549

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